February 20, 2013

Chelsea Therapeutics Receives FDA Guidance for a Northera™ (Droxidopa) NDA Resubmission with Study 306B

● Company to Resubmit NDA in Late Second Quarter 2013

● Short-term Clinical Benefit Adequate to Support Approval

● Company to Host Conference Call Today at 9:00 AM ET

CHARLOTTE, N.C., February 20, 2013 -- Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) today announced that it has received written guidance from the Director of the Office of New Drugs (“the Director”) at the U.S. Food and Drug Administration (FDA) stating that Study 306B has the potential to serve as the basis for a resubmission of a Northera™ (droxidopa) New Drug Application (NDA) for the treatment of symptomatic neurogenic orthostatic hypotension (NOH). The guidance is in response to a formal appeal by Chelsea to the Director, and follows a meeting with the Director and top staff from the Office of Drug Evaluation I and Division of Cardiovascular and Renal Products (DCRP) at the FDA’s Center for Drug Evaluation and Research.

The guidance suggests that “data strongly demonstrating a short-term clinical benefit (e.g., improvement in symptoms or ability to function) of droxidopa in patients with NOH would be adequate for approval, with a possible requirement to verify durable clinical benefit post-approval.” It further notes that any decision regarding the outcome of an FDA review, to be performed by the DCRP will be based on the strength of Study 306B and its ability to provide substantial evidence of effectiveness to support approval.

Based on this guidance, Chelsea plans to file a resubmission of the Northera NDA with the DCRP in the late second quarter of 2013. If accepted by the Division, the Company’s application will be subject to a 6-month review period.

“We appreciate and are encouraged by FDA’s willingness to consider data from Study 306B in evaluating Northera for the treatment of NOH, and look forward to submitting the totality of our clinical experience to date to the Agency for review,” said Joseph G. Oliveto, Interim Chief Executive Officer of Chelsea. “We now have a regulatory path forward, including the potential for an approval of Northera later this year.”

Chelsea also intends to initiate a new clinical trial in the fourth quarter of 2013, given guidance regarding the potential need for Chelsea to verify the durability of effect of Northera in a post-marketing study. This study would also include short-term clinical endpoints should the Agency require an additional clinical trial for the approval of Northera.

1

Chelsea recently reported that Study 306B demonstrated statistically significant improvements for Northera compared to placebo in dizziness/lightheadedness at week 1 (p=0.018), the primary endpoint, and increase in standing systolic blood pressure at week 1 (p=0.032), an important secondary endpoint. Treatment with Northera also resulted in a reduction in patient falls and fall-related injuries, also secondary endpoints, although the results were not significant. The safety data were consistent with previous studies, and showed that Northera was well tolerated.

Conference Call Today at 9:00 AM ET

Chelsea will host a conference call to discuss the guidance today, February 20, at 9:00 AM Eastern Time. Interested investors may participate in the conference call by dialing (877) 638-9567 (domestic) or (720) 545-0009 (international) and referencing conference ID number: 12612161. A replay will be available for one week following the call by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and referencing conference ID number: 12612161 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea's web site at www.chelseatherapeutics.com.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders. Chelsea is currently pursuing FDA approval in the U.S. for Northera™ (droxidopa), a novel, late-stage, orally-active therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure. For more information about the Company, visit www.chelseatherapeutics.com

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel, the risk that FDA will not agree that our clinical trial results demonstrate the safety and effectiveness of droxidopa, the risk that the FDA will not accept our proposal regarding any trial or other data to support a new drug application; the risk that we will not be able to resubmit the NDA for Northera and that the FDA will not approve a resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk that we will not be able to obtain regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; market acceptance for our products if any are approved for marketing.

2

CONTACT:

Investors:

Fara Berkowitz / Susan Kim

Argot Partners

212-600-1902

fara@argotpartners.com

susan@argotpartners.com

Media:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com

3